DATED                                   1997
                        ---------------------------------







                          PURCHASE AND SALE AGREEMENT


                                    between


                            TEXACO SLASK Sp. z.o.o.


                           POL-TEX METHANE Sp. z.o.o.


                                      and


                                 GLOBEGAS B.V.


THIS AGREEMENT is made the       day of                   , 1997.
                           -----        ------------------

BETWEEN:

(1) TEXACO SLASK Sp. z.o.o. ("Buyer") a Polish limited liability company registered in the District Court for Warsaw, Poland in the Commercial Register under RBH No. and with its registered office at ul. L. Krzywickiego 34, 02-078 Warsaw, Poland and represented for the purpose of signature hereof by Donald A. Bennett in his capacity as the President of Buyer.

(2) POL-TEX METHANE Sp. z.o.o. ("Seller") a Polish limited liability company registered in the District Court for Katowice, Poland in the Commercial Register under RHB No. 5508 and with is registered office at ul. Zamkowa 5.44-268 Jastrzebie Zdroj, Poland and represented for the purpose of signature hereof by Wolfgang Rauball in his capacity as the President of Seller and by Andrzej K. Andraczke in his capacity as Vice President of Seller, and

(3) GLOBEGAS B.V. ("GlobeGas") a Netherlands company with its registered office at c/o First Alliance Trust, Herengracht 466, NL -1017 CA Amsterdam, The Netherlands and represented for the purpose of signature hereof by Reinhard Rauball in his capacity as Managing Director of GlobeGas and by Tony Preuss in his capacity as Alternate Managing Director of GlobeGas.

WHEREAS:

(A) Seller desires to sell all of its interest in the Assets to Buyer and withdraw from Concession 134/93 on the terms and conditions hereinafter set forth; and

(B) Buyer desires to purchase all of Seller's interest in the Assets and acquire the New Concession upon the terms and conditions hereinafter set forth.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.   SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION

     1.1  Definitions.   For purposes of this Agreement (including the recitals
set forth above), except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.1 have the meanings herein assigned to them and the capitalised terms defined elsewhere in this Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them.

     "Abandonment Costs" means all costs and expenses relating to, arising from or necessitated by the cessation and winding up of operations on the New Concession including but in no way limited to, costs and expenses for plugging and abandoning wells, dismantling and removing facilities and equipment and remediating and restoring the area within the New Concession in compliance with all applicable Laws.

     "Accrual Basis" means the basis of accounting under which costs and revenues are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing, it being understood and agreed that with respect to a corporation, control shall mean a direct or indirect ownership of more than fifty percent (50%) of the voting stock.

     "Agreed Rate" means a rate which is equal to the lesser of (i) interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, LIBOR rate for U.S. dollar deposits, as published by the Financial Times of London, plus one percent (1%) applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding one (1) month term, and (ii) the maximum rate from time to time permitted by applicable law.

     "Agreement" means this Purchase and Sale Agreement, including the Schedules attached hereto.

     "Assets" means the Leases, Property, Surface Use Agreements and Permits.

     "Bcf" means one billion (1,000,000,000) cubic feet.

     "Business Day" means any day other than a Saturday or Sunday on which banks are, or as the context may require were, open for business in Poland.

     "Capital Costs" means all capital costs an expenses incurred subsequent to the Effective Time (other than Net Profit Payments and Operating Costs), in any way relating to the New Concession including, but not in any way limited to, costs and expenses for the following:

          (a) acquisition and interpretation of geology and geophysical studies, tests and seismic surveys;

          (b) drilling, completing and equipping of wells and injectors on the New Concession;

          (c) acquisition, design, construction, installation, assembly and furnishing of buildings, offices and warehouses;

          (d) acquisition, design construction, installation and assembly of facilities, plant or equipment relating to the treating, processing or marketing of Methane Gas produced from the New Concession including, but not limited to separators, treaters, gathering systems, heat exchangers, pumps, control systems, vessels, piping and tanks;

          (e) acquisition, design, construction, installation and assembly of facilities, plant, equipment or pipelines for gathering, compressing, transporting or disposing or removing of Methane Gas, water or other substances produced from or generated on the New Concession;

          (f)  engineering and design work performed by or for Buyer;

          (g) acquisition and installation of utilities, power supply and communication equipment;

          (h) acquisition of vehicles, drilling rigs and mobile other equipment;

          (i)  design and construction of roads and bridges;

          (j)  land surface preparation and reclamation;

          (k)  purchase of materials and inventories;

          (l) acquisition of land and rights in lands including but not limited to fee interests, freeholds, rights-of-way, easements, surface rights and leases;

          (m) replacement of any of the items set out above due to obsolescence, deterioration, loss or damage;

          (n) all sums paid by Buyer to Seller in accordance with Sections 2.4(a), (d) and (g) of this Agreement;

          (o) salaries, wages, benefits, training and travel of Buyer's employees and its Affiliates' employees whose work is attributable to the development of the New Concession;

          (p) an amount equal to five (5%) of all Capital Costs, representing administrative overhead costs incurred by Buyer or its Affiliates;

          (q) municipal and regional improvements which are required by a Governmental Body;

          (r) licensed of purchased technology, including patents and other proprietary rights;

          (s) planning and implementation of further phases of development of the New Concession, including engineering, scheduling and contract preparation and review;

          (t)  outside legal counsel and tax counsel fees;

          (u)  damages and Losses not covered by insurance;

          (v) charges for the use of Buyer's or its Affiliates' equipment or facilities;

          (w) requirements, whether pursuant to any Laws or otherwise relating to the proper ecological or environmental maintenance of the New Concession, including costs of compliance with any Laws pertaining to environmental protection, pollution control or rehabilitation and the costs of any related studies;
          (x) any and all sums paid to any Governmental Body in compliance with and for the issuance, extension, renewal or amendment of the New Concession or any permit, license, concession, usufruct or other permit, authorisation, approval or consent required for the ownership and operation of the New Concession and the carrying on of Buyer's business including the operation and development of the New Concession;

          (y)  all Abandonment Costs calculated in accordance with Section
3.4(c);

          (z) all fees (excluding Royalties) payable under the terms of the New Concession; and

          (zz) Interest calculated each Quarter in accordance with the following formula:

               [TCC - (TGR - TOC - TR - TT)] x AR where:

               TCC = total historical U.S. dollar value of all Capital Costs at the beginning of the Quarter;

               TGR = total historical U.S. dollar value of all Gross Revenue at the beginning of the Quarter;

               TOC = total historical U.S. dollar value of all Operating Costs at the beginning of the Quarter;

               TR    = total historical U.S. dollar value of all Royalties at
                         the beginning of the Quarter;

               TT    = total historical U.S. dollar value of all Taxes at the
                         beginning of the Quarter; and

               AR    = the Agreed Rate;
               provided, however, that there shall not be any interest charge for any Quarter in which TCC is less than (TGR - TOC - TR - TT).

     "Company Documents" means with respect to a Polish company, its deed of association and with respect to a Netherlands company, its articles of incorporation and by-laws.

     "Completion" means the transfer of the Assets from Seller to Buyer as described in Section 2.3 and payment by Buyer to Seller of the sum set forth in
Section 2.4(a).

     "Completion Date" means the date on which Completion occurs.

     "Concession 134/93" means Concession Number 134/93 issued by the Minister for Environmental Protection, Natural Resources and Forestry for the Republic of Poland on 21st June 1993, for the exploitation of Methane Gas from the area described in Appendix "A" to said Concession, as modified, supplemented or amended from time to time.

     "Controlling Interest" means, with reference to MMJ and/or MMR, a sixty-seven percent (67%) or greater ownership nterest therein and which is sufficient to entitle the owner thereof to direct the management, policies and operations of such entity, directly or indirectly, whether through the ownership of voting capital, by contract or otherwise.

     "Conveyance Documents" means any and all assignments, deeds, bills of sale, novation agreements, certificates, statements, declarations or other instruments as necessary to effect and confirm the full and complete transfer of all of the Assets from Seller to Buyer in accordance with the terms of this Agreement.

     "Effective Time" means the effective time of the transfer of the Assets from Seller to Buyer which will be 00:01 hours Central European Time on the Completion Date.

     "Environmental Claim" means actions, claims, or proceedings by any third Persons associated with the Assets or Concession 134/93 and based on an Environmental Condition or Environmental Law in connection with any chemical substance on or originating from the Assets or the lands covered by Concession 134/93 prior to the Effective Time.

     "Environmental Condition" means a condition with respect to the air, land, soil, surface, subsurface strata, surface water, ground water, or sediments which causes, at any time before or after the Effective Date, any portion of the Assets or the lands covered by Concession 134/93 to be subject to remediation under, or not in compliance with any Environmental Law or a lease or agreement excluding plugging and abandonment obligations.

     "Environmental Law" means any Law relating to pollution, the protection of the environment, or the release or disposal of waste materials.

     "Fair Market Value" means the price that a reasonably prudent purchaser of goods, service or Methane Gas would pay for such goods, services or Methane Gas in an arm's length cash transaction with an independent supplier having regard to current prices (net of transportation costs) for similar goods or services, availability of supply, and economic conditions affecting the industry generally at the time the transaction is entered into.

     "Governmental Body" means an national, regional, county, municipal, local or other governmental authority or judicial or regulatory ministry, agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign) having jurisdiction over the Assets, Concession 134/93, the New Concession, any Party or any of the transactions contemplated by this Agreement.

     "Gross Revenue" means in respect of any period, the aggregate of all proceeds attributable to such Period from the sale and delivery of Methane Gas produced from the New Concession.

     "Law" means any applicable law, order, regulation, judgement or decree of any Governmental Body, including the law of any Governmental Body, including but not limited to those relating to occupational safety and health, consumer product safety, employee benefits, environmental laws, zoning laws or regulations, or other applicable laws or regulations.

     "Leases" means the lease agreement listed on Schedule 3.

     "Losses" or "Loss" means any and all losses, liabilities, claims, demands, penalties, fines, assessments, settlements, damages and any related expenses of whatever kind or nature, known or contingent or otherwise, including, without limitation, legal, accounting, tax, consulting and investigation expenses and litigation costs including without limitation, response, remedial or inspection costs or any cleanup and laboratory costs.

     "Material Defect" means an encumbrance, encroachment, irregularity or defect in Seller's title to any of the Assets or any fact or condition which is at variance or in conflict with any of the representations or warranties of Seller contained in this Agreement including, but not limited to, any reservation, exception, limitation, restriction, lien, encumbrance or other defect which results in or could reasonably be expected in Buyer's opinion to result in: (a) a loss of title such that Seller's or Buyer's title to, ownership of, interest in or right to possess a material Asset would be reduced; or (b) a loss or impairment or restriction of Seller's or Buyer's right or ability to hold, possess, operate, use or maintain the affected material Asset in compliance with all applicable laws, regulations, ordinances, orders, permits and licenses.

     "Methane Gas" means any natural gas stored in coal seams and/or adjacent strata (including overlying and underlying strata) located within the New Concession.

     "MMJ" means McKenzie Methane Jastrzebie Sp. z.o.o., a Polish limited liability company registered in the District Court for Katowice, Poland in the Commercial Register under RHB No. 12105 on 30 May 1995.

     "MMR" means McKenzie Methane Rybnik Sp. z.o.o., a Polish limited liability company registered in the District Court for Katowice, Poland in the Commercial Register under RHB No. 10158 on 10 November 1993.

     "Month" means the period of 00:01 hours Central European Time on the first day of a calendar month to 00:01 hours Central European Time on the first day of the next succeeding calendar month.

     "Property" means the items of Property listed on Schedule 4.

     "Net Profit" means in respect of any particular Quarter, the amount, if any, by which the sum of all Gross Revenue received by Buyer in such Quarter and all prior Quarters during the term of this Agreement exceeds the sum of all Capital Costs, Operating Costs, Taxes and Royalties incurred on an Accrual Basis during such Quarter and all prior Quarters during the term of this Agreement.

     "Net Profit Payment" has the meaning as set forth in Section 3.1.

     "New Concession" means a concession issued by the Minister for Environmental Protection, Natural Resources and Forestry for the Republic of Poland to Buyer for the exploration and exploitation of Methane Gas and covering the same lands as Concession 134/93. For the avoidance of doubt, the Parties acknowledge and agree that the New Concession shall not include nor be deemed to include, all or any portion of those lands included within what is commonly known as the Krupinski mining area.

     "Operating Costs" means all costs and expenses incurred subsequent to the Effective Time and properly charged to the period for which they are related on an Accrual Basis (other than Net Profit Payments and Capital Costs), in any way relating to the New Concession including, but not in any way be limited to, costs and expenses for:

          (a) salaries, wages, benefits, training, travel and relocation of Buyer's and/or Affiliates' employees whose work is directly attributable to the New Concession, but only to the extent that such costs are not charged as Capital Costs;

          (b) contract labour. material, supplies, chemicals, catalysts, and services including professional services;

          (c) rent or other lease payments in respect of equipment, plant and buildings;

          (d) telecommunications, power, energy, water, sewage disposal and utility construction contribution payments;

          (e) municipal and regional improvements which are required by a Governmental Body and which are directly attributable and charged to Buyer or the New Concession but which are not included as Capital Costs;

          (f)  maintaining the lease and surface rights;

          (g) repairs and maintenance of any capital asset in accordance with generally accepted accounting principals;

          (h)  warehouse and handling;

          (i)  recruiting, training and safety;

          (j)  power, gas and fuel for producing facilities;

          (k)  all insurance premiums and deductibles;

          (l)  all commissions and others of exchanging currency; and

          (m) any Losses incurred by Buyer in connection with its operation of the New Concession.

     "Party" means either Buyer, Seller or GlobeGas.

     "Permits" means all licenses, authorisations, permits, variances and similar rights and interests held by Seller and related to Concession 134/93 and/or the Leases, Property and Surface Use Agreements.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organisation, other business entity or any Governmental Body.

     "Phase 1" has the meaning ascribed to it in  Section 2.4(b).

     "Phase 2" has the meaning ascribed to it in Section 2.4(e).

     "Purchase Price" means the sums paid by Buyer to Seller in accordance with Sections 2.4 and 3.1 below.

     "Quarter" means each consecutive three (3) Month period beginning with the first day of each year.

     "Royalties" means all royalties, overriding royalties, production payments or similar burdens or fees of any kind payable on or out of Methane Gas produced from the New Concession, but shall not include any Net Profit Payments made by Buyer pursuant to this Agreement.

     "Surface Use Agreements" means any and all agreements pursuant to which Seller uses or occupies the surface of any lands in any way appertaining, belonging, affixed or incidental to or used in connection with the ownership or operation of Concession 134/93 including, without limitation, any tenements, appurtenances, surface leases, easements, permits, licenses, servitudes, and rights-of-way, or leases, whether recorded or unrecorded including, but not limited to, those listed on Schedule 2.

     "Tax" means any and all fees (including without limitation, documentation, license, recording, filing and registration fees), taxes (including without limitation, production, gross receipts, ad valorem, value added, windfall profit tax, environmental tax, turnover, sales, use, property (real, personal, tangible and intangible), stamp, leasing, lease, user, leasing use, excise, franchise, transfer, heating value, fuel, excess profits, occupational, interest equalisation, lifting, oil, gas, or mineral production or severance, corporate income tax, wage taxes, social security charges and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Body or taxing authority thereof, together with any and all penalties, fines, additions to Tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.

     "Tcf" means one trillion (1,000,000,000,000) cubic feet.

     "Year" means calendar year.

     1.2  Rules of Construction.   For the purposes of this Agreement.

          (a)  General.   Unless the context otherwise requires (i) "or" is not
exclusive; (ii) words in the singular include the plural and words in the plural include the singular; (iii) words in the masculine include the feminine and words in the feminine include the masculine; (iv) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; and (v) a reference to a Person includes its successors and assigns.

          (b)  Parts and Sections.   References to Sections are, unless
otherwise specified, to Sections of this Agreement

          (c)  Schedules.   The Schedules attached hereto form part of this
Agreement and shall have the same force and effect as if set forth out in the body of this Agreement.

          (d)  Careful Inquiry.   Where any statement is qualified by the
expression "so far as the Buyer is aware" or "to the best of the Buyer's knowledge" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful inquiry.

          (e)  Other Agreements.   References herein to any agreement or other
instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to that agreement or instrument as it may from time to time be changed, amended or extended. There is not incorporation by reference unless stated.

2.   SALE AND PURCHASE

     2.1  Sale and Purchase.   At Completion, Seller agrees to sell, assign,
transfer and convey the Assets to Buyer, free and clear of all liens, encumbrances, charges and claims whatsoever, including Tax liens (except for any Tax liens arising from Taxes attributable to the Tax year in which Completion occurs as may be accrued but not yet due), charges and claims, and Buyer agrees to purchase and pay for the Assets, all in accordance with the terms and conditions of this Agreement.

     2.2  Time and Place of Completion.   Completion shall take place at 10:00
a.m. on the 13th of June 1997 at Warsaw, Poland or at such other time and place as the Parties may agree. If Completion has not occurred on or before 31st December 1997 either Buyer or Seller shall at any time thereafter be entitled to terminate this Agreement by written notice to the other Party. In such event, each Party shall have no claims under this Agreement against any other Party, save in respect of any prior breach of the terms of this Agreement.

     2.3  Completion and Transfer of Assets.   At Completion, Buyer shall pay to
Seller, in accordance with Section 2.5, the sum set forth in Section 2.4(a) and Seller shall deliver to Buyer:

          (a) all of the Conveyance Documents properly executed by Seller in substantially the same as those set forth in Schedule 1, in either the English and/or Polish language;

          (b) the consents of all parties to any Lease, Surface Use Agreement or Permit, consenting to the assignment and transfer of the Assets to Buyer; and

          (c) such forms and documents as are required by any Governmental Body to transfer ownership of the Assets to Buyer.

     2.4  Payment of Purchase Price.   The "Purchase Price" to be paid by Buyer
to Seller in consideration for the transfer of the Assets from Seller to Buyer, for Seller's withdrawal from Concession 134/93 and for Seller's grant of the options pursuant to Section 1.1, shall become due and payable as follows:

          (a) At Completion, Buyer shall pay Seller the Polish zloty equivalent of Five Hundred Thousand U.S. Dollars ($500,000.00) subject to any reductions for sums which Buyer is entitled to deduct therefrom in accordance with the terms of this Agreement.

          (b) After Completion, Buyer will conduct an initial study program defined as "Phase 1" which will include, inter alia, the drilling of core holes at locations on the New Concession as determined by Buyer at its sole discretion for the purpose of acquiring gas saturation and other data regarding the New Concession. During Phase 1, Buyer shall carry out operations on the New Concession in accordance with the provisions of Section 7.2. Phase 1 shall be completed by Buyer within eighteen (18) months after Completion. Upon notice by Buyer that Phase 1 has been completed or expiration of said eighteen-month period, which ever occurs first, Buyer shall give Seller written notice of whether or not Buyer elects to proceed with Phase 2, as described in Section 2.4(e) below.

          (c) If, upon completion of Phase 1 or the expiration of the 18-month period as provided in (b) above, Buyer elects not to proceed with Phase 2, then Buyer shall convey those Assets still owned by Buyer to Seller and, to the extent permitted by Law, Buyer shall assign the New Concession to Seller and Seller shall accept such conveyance and assignment and this Agreement shall terminate and each Party shall bear its own costs and expenses in connection with this Agreement and no Party shall have any further obligations to the other Parties with respect to this Agreement.

          (d) If, upon completion of Phase 1 or expiration of the 18-month period as provided in (b) above, Buyer elects to proceed with Phase 2 (as defined below), Buyer shall, within thirty (30) Business Days therefrom, pay to Seller the Polish zloty equivalent of Two Million Five Hundred Thousand U.S. dollars ($2,500,000.00) subject to any reductions for sums which Buyer is entitled to deduct therefrom in accordance with the terms of this Agreement.

          (e) "Phase 2" will consist of a production drilling and testing program designed an performed by Buyer in its sole discretion for the purpose of obtaining technical information relating to further development of the New Concession. During Phase 2, Buyer shall carry out operations on the New Concession in accordance with the provisions of Section 7.2. Upon notice by Buyer that Phase 2 has been completed or expiration of four (4) years after Completion, which ever occurs first, Buyer shall give Seller written notice of whether or not Buyer elects to proceed with development of the New Concession as described in Section 2.4(h) below.

          (f) If, upon completion of Phase 2 or expiration of the four-year term as provided in (e) above, Buyer elects not to proceed with development of the New Concession, then Seller shall have the right to acquire from Buyer those Assets still owned by Buyer, and to the extent permitted by Law, the New Concession, at a price to be determined by an independent expert chosen upon agreement of Buyer and Seller, provided that if Buyer and Seller cannot agree upon an expert one shall be appointed by the President of the Institute of Petroleum in London, England. The cost of the independent expert shall be paid by Seller. If Seller elects to acquire the remaining Assets and, to the extent permitted by Law, the New Concession at the determined price, Seller shall give Buyer notice of such election within fifteen (15) Business Days after such price is determined and in which case Buyer and Seller shall proceed in a timely manner to complete the transfer and sale of the remaining Assets and, and to the extent permitted by Law, the New Concession . Upon the completion of such a sale and transfer or, if Seller elects not to acquire the remaining Assets and New Concession at the determined price, then this Agreement shall terminate and each Party shall bear its own costs and expenses in connection with this Agreement and no Party shall have any further obligations to the other Parties with respect to this Agreement and Buyer shall be free to deal with the remaining Assets and New Concession as it sees fit.

          (g) If, upon completion of Phase 2 or expiration of the four-year period as provided in (e) above, Buyer elects to proceed with further development of the New Concession, then Buyer shall, within thirty (30) Business Days therefrom, pay to Seller the Polish zloty equivalent of Two Million Five Hundred Thousand Dollars ($2,500,000.00), subject to any reductions for sums which Buyer is entitled to deduct therefrom in accordance with the terms of this Agreement and the provisions of Section 3 shall apply.

          (h) If Buyer elects to proceed with further development of the New Concession pursuant to Section 2.4(g), the method, manner, timing and extent of any and all such further development shall be a Buyer's sole discretion and Buyer shall not be under any obligation whatsoever, express or implied, to develop the New Concession and/or product and market any Methane Gas therefrom for the benefit of Seller.

          (i) If, at any time after it has elected to proceed with development pursuant to Section 2.4(g), Buyer determines in its sole discretion that it is no longer in Buyer's best interest to proceed with development of the New Concession, Buyer may withdraw from the New Concession or transfer the New Concession and the remaining Assets to any third Person subject to the following:

               (1) If Buyer elects to withdraw from the New Concession, then Buyer shall give notice of such election to Seller together with an interim report containing the same information as set forth in Section 3.8 for the period from the last annual report to the date of such notice and Seller shall have the right to acquire the remaining Assets and, to the extent permitted by Law, the New Concession on the same terms as provided for in Section 2.4(f).

               (2) If Buyer elects to sell and transfer, to the extent permitted by Law, the New Concession to a third Person other than an Affiliate of Buyer, then Buyer shall give notice of such election to Seller together with an interim report containing the same information as set forth in Section 3.8 for the period from the last annual report to the date of such notice. Within sixty (60) Business Days after delivery of such notice Seller shall notify Buyer of whether Seller offers to purchase the remaining Assets and the New Concession and the price which Seller is willing to pay in consideration therefor. Buyer shall notify Seller within fifteen (15) Business Days following receipt of such notice from Seller of whether Buyer accepts Seller's offer. If Buyer accepts Seller's offer, the respective Parties shall proceed to complete such sale and transfer in a timely manner. If Buyer elects not to accept Seller's offer then Buyer may proceed to sell and transfer the remaining Assets and the New Concession to a third Person; provided that any such sell and transfer to a third Person shall not be for less value than that offered by Seller, provided, however, that if all or part of the value offered by a third Person consists of consideration other than cash, Buyer shall have sole discretion to determine which offer is of greater value. Any such transfer of the New Concession to any third Person shall be made subject to the rights of Seller to receive the Net Profit Payments provided for in this Agreement.

          (j) If, pursuant to any of the foregoing, Buyer transfers the Assets and/or the New Concession to Seller, Seller hereby agrees to assume any and all Losses of whatever nature relating to the Assets and the New Concession and Seller agrees to fully and promptly indemnify and hold harmless Buyer and its respective Affiliates and their respective directors, officers and employees from all Losses made against or incurred by the Buyer or its Affiliates arising from or in any way related to the Assets or the New Concession, regardless of whether such Loss relates to the ownership and operation of the Assets or the New Concession before or after the effective date of any such transfer.

     2.5  Method of Payment.   Any amounts payable pursuant to the terms of this
Agreement shall be payable in immediately available funds by means of a wire transfer to an account designated in writing by Seller or Buyer, as the case may be.

     2.6  Currency.   All payments made under the terms of this Agreement shall
be made in Polish zloty or any other currency which is legally adopted for use in the Republic of Poland in place of or in addition to the Polish zloty. Any sums expressed in any other currency shall be converted into Polish zloty or any other legally adopted currency at the average exchange rate of the National Bank of Poland applicable for the date of the invoice for such payment (if no such rate is available, then the Parties shall use the current legal market rate).

     2.7  Taxes.   The Purchase Price does not include any Taxes (including any value added Taxes) which arise from or related to or which are imposed in connection with or as a result of the sale and transfer of the Assets and the payment of the Purchase Price, including the Net Profit Payments. Seller undertakes and agrees to be solely responsible for and to pay and bear any and all such Taxes as and when the same become due. Furthermore, if no evidence has been given by the Seller to the satisfaction of the Buyer that the amount of any such Tax has been paid to the Tax authorities and accepted by them, then the Buyer may, upon notice to Seller, withhold the amount of any such Taxes from any payments made to Seller pursuant to the terms of this Agreement and remit any amounts so withheld to the applicable taxing authority. Buyer may also withhold any Taxes from payment made to Seller hereunder, when the Assets and the payment of part or all of the Purchase Price, the non-recoverable portion of any such VAT payable by the Buyer will be deducted from the Purchase Price to be paid to Seller hereunder.

3.   NET PROFIT PAYMENTS

     3.1  Net Profit Payments.   If Buyer proceeds with further development of
the New Concession in accordance with Section 2.4(g). Buyer agrees to pay to Seller on a Quarterly basis, a "Net Profit Payment" consisting of the following percentage shares of all Net Profit from time to time during the term of this Agreement, subject to any reduction for sums which Buyer is entitled to deduct therefrom in accordance with the terms of this Agreement.

          (a) fourteen percent (14%) of the Net Profit during the period beginning with the first sale and delivery of Methane Gas production from the New Concession and ending when the cumulative Methane Gas sold and delivered from the New Concession reaches five hundred (500) Bcf;

          (b) sixteen percent (16%) of the Net Profit during the period beginning when the cumulative Methane Gas sold and delivered from the New Concession reaches five hundred (500) Bcf and ending when the cumulative Methane Gas sold and delivered from the New Concession reaches one (1) Tcf;

          (c) eighteen percent (18%) of the Net Profit during the period beginning when the cumulative Methane Gas sold and delivered from the New Concession reaches one (1) Tcf and ending when the cumulative Methane Gas sold and delivered from the New Concession reaches Two (2) Tcf; and

          (d) twenty percent (20%) of the Net Profit during the period beginning when the cumulative Methane Gas sold and delivered from the New Concession reaches Two (2) Tcf and ending upon the earlier of (i) cessation of the sale and delivery of Methane Gas from the New Concession, or (ii) termination, expiration, or relinquishment of the New Concession by Buyer.

     3.2  Payment of Net Profit Payments.   Payments of the Net Profit Payments
to Seller shall be made on or within two (2) Months after the end of each Quarter. The amount of the Net Profit Payment which is made each Quarter shall be equal to the applicable percentage share, as set out in Section 3.1(a) through (d) above, of the Net Profit to the end of the Quarter for which the calculation is being made, less the sum of all Net Profit Payments which have been made during the term of this Agreement to the end of the immediately preceding Quarter. Provided, however, that Seller shall have no obligation to pay any amount to or reimburse Buyer in the event that there is no Net Profit for any Quarter or Buyer incurs an operating loss during any Quarter during the term of this Agreement; and provided further that, for the avoidance of doubt, nothing in the preceding sentence shall be construed to prohibit Buyer from carrying over any operating loss from any Quarter in accordance with the definition of Net Profit set forth in Section 1.1 above.

     3.3  Calculation of Gross Revenue.   In determining the amount of Gross
Revenue in any circumstances, the following rules and principals shall apply:

          (a) in the event any Methane Gas is sold and delivered from the New Concession by Buyer to an Affiliate of Buyer, such Methane Gas will be deemed to have been sold to such Affiliate at the greater of the actual sales price for such Methane Gas and the Fair Market Value of such Methane Gas, but solely and exclusively for the purpose of calculating Net Profit under this Agreement;

          (b) no revenue shall be attributed to, nor shall Buyer be deemed to have received any revenue for, any Methane Gas production resulting from, or incidental to, any core hole drilling, production tests or pilot projects or for any Methane Gas used by Buyer for the purpose of enhancing production, reservoir maintenance, pressure maintenance or as fuel for operations on the New Concession; and

          (c) Gross Revenue shall include the proceeds from the sale of any asset of Buyer, the cost of which was included as a Capital Cost, except where:

               (i) the asset is included in a sale of all or substantially all of the assets of Buyer;

               (ii) the asset is sold to Seller; or

               (iii)     the sale involves a Controlling Interest in Buyer.

     3.4  Calculation of Costs.   In determining the amount of Capital Costs or
Operating Costs in any circumstances, the following rules and principals shall apply:

          (a) If any Capital Costs or Operating Costs are incurred in non-arm's length transactions (such as, but not limited to, transactions between Buyer and any of its Affiliates), the costs and expenses which shall be chargeable shall be limited to the lesser of (i) the actual direct costs and expenses and (ii) the Fair Market Value thereof.

          (b) If any cost or expense which is chargeable as a Capital Cost or Operating Cost is incurred in part for the benefit of the New Concession, and in part for the benefit of any other activity or undertaking of Buyer (including, without limitation, pursuant to a cost-sharing arrangement entered into by Buyer with any other person), there shall be a fair and equitable allocation and sharing made of such cost or expenses as between the New Concession and such other activity or undertaking.

          (c) An estimate of Abandonment Costs shall be made by Buyer prior to the date on which Methane Gas is first produced, sold and delivered from the New Concession, and notwithstanding any other provision in this Agreement, such Abandonment Costs shall be deemed to have been incurred and accrued on the date on which Methane Gas is first produced, sold and delivered from the New Concession. Buyer shall have the right, from time to time, to adjust the estimate of Abandonment Costs to reflect any increase or decrease therein which Buyer reasonably believes will be incurred as an Abandonment Cost.

          (d) There shall be no duplication in charging any costs or expense as either Capital Costs or Operating Costs.

     3.5  Unitisation.   If all or any part of the New Concession is from time
to time pooled or unitised with any other lands for the purposes of Methane Gas production, Buyer shall at all times make a fair and equitable allocation of costs, expenses, production and revenues as between those attributable to the New Concession and such other lands, in accordance with good industry practices, for purposes of calculating the Net Profit Payments and all payments to be made hereunder.

     3.6  Buyer's Discretion.   Except as otherwise expressly provided in this
Agreement, the Parties expressly understand and agree that Buyer shall have sole and unfettered discretion and authority with regard to any and all decisions relating to the method, manner, timing and extent of any and all development and operation of the New Concession, the marketing of Methane Gas production from the New Concession and the relinquishment or termination of the New Concession and Buyer shall not be under any obligation whatsoever, expressed or implied, to develop or operate the New Concession, market any Methane Gas production therefrom or extend or continue to operate the New Concession for the benefit of Seller. If at any time Buyer determines that it is no longer in Buyer's best interest to proceed or continue with development or operation of the New Concession, Buyer may in its sole discretion, subject to the provisions of
Section 2.4(i), release, surrender, terminate or relinquish the New Concession, in which case this Agreement shall automatically terminate provided that Buyer does not thereafter obtain any concession or other rights to produce Methane Gas from the lands covered by the New Concession during the original term of the New Concession.

     3.7  Statements.   Buyer shall provide Seller within three (3) Months
following the end of each Year after commencement of production of Methane Gas from the New Concession, a statement containing the following information:

          (a)  Capital Costs and Operating Costs to the end of that Year;

          (b)  Royalties to the end of that Year;

          (c)  an estimate of Taxes to the end of that Year; and

          (d)  Gross Revenue to the end of that Year.

     Such report shall be certified by a duly authorised representative of Buyer to be true and correct to the best of his or her knowledge.

     3.8  Annual Reports.   On a Yearly basis, if so requested by Seller, Buyer
shall either meet with or report in writing to Seller as requested, to advise Seller with respect to its plans for development of the New Concession. Such report shall include, but not be limited to: (a) a production forecast (if any);
(b) to the extent not otherwise prohibited by Law, a full and complete copy of the most recent reserve report filed by Buyer with the Ministry for Environmental Protection, Natural Resources and Forestry; and (c) anticipated Capital Costs and Operating Costs (if any) for the forthcoming year. Provided, however, that any such report shall not in any bind or obligate or be construed to bind or obligate Buyer to proceed with any such development or to incur any Capital Costs, Operating Costs, or to achieve production as forecast or anticipated; provided further, that Seller acknowledges and agrees that Buyer makes no representation or warranty, express or implied, as to the accuracy, completeness or qualify any reserve reports provided Seller in accordance with the foregoing and that any reliance thereon by Seller will be entirely at Seller's own risk.

     3.9  Audits.   Once every two Years Seller shall have the right, upon a one
Month written notice, to audit the non-proprietary records of Buyer relating to the calculation and payment of the Net Profit Payments for the preceding two Year period. Buyer shall provide representative of Seller with access at all reasonable times to all of Buyer's records relating to Operating Costs, Capital Costs, Gross Revenue and Net Profit for and proceeds from the sale and delivery of Methane Gas produced from the New Concession. Seller shall at all times keep secret and confidential all records, data, technology and information obtained as a result of such audits.

     3.10 Confidentiality.   All information disclosed by Buyer to Seller
hereunder, shall be treated as confidential and shall not be disclosed in whole or in part by Seller, except as required by reason of any applicable law, regulation or requirement of any government, governmental authority, or any stock exchange or with the prior written approval of Buyer (and, if so required by Buyer, a similar undertaking of confidentiality is obtained).

4.   CONDITIONS PRECEDENT

     4.1  Conditions for Benefit of Buyer.   The obligations of Buyer to
complete the transaction contemplated by this Agreement are subject to the complete satisfaction, prior to Completion, of each of the following conditions precedent:

          (a)  Management Board.   Receipt of all necessary approvals of the
respective Management Boards of Buyer and Seller;

          (b)  Buyer's Receipt of New Concession.   The grant by the Minister of
Environmental Protection, Natural Resources and Forestry for the Republic of Poland to Buyer of a valid mining concession containing terms and conditions acceptable to Buyer and Seller for the exploration and exploitation of Methane Gas from the lands covered by the 134/93 Concession;

          (c)  Buyer's Receipt of a Usufruct.   The grant by the Minister of
Environmental Protection, Natural Resources and Forestry for the Republic of Poland to Buyer of a valid usufruct containing terms and conditions acceptable to Buyer for the exploration and exploitation of Methane Gas from the lands covered by the 134/93 Concession;

          (d)  Seller's Withdrawal.   Seller's full and complete withdrawal from
and relinquishment and surrender of Concession 134/93 and any and all rights thereunder relating to the lands covered thereby;

          (e)  Cancellation of Concession 134/93.   The acceptance of the
withdrawal and relinquishment provided for in Section 4.1(b) and full and complete cancellation and termination of Concession 134/93 by all Governmental Bodies having jurisdiction thereof;

          (f)  Consents, Approvals, Authorisations and Permits.   The receipt,
in form satisfactory to Buyer, of all consents, approvals authorisations and permits, or any amendments or modifications thereto (including the consents and approvals of all of the local Gmina having jurisdiction over the matter), which are necessary in order to grant and put in effect the New Concession and to the transfer of the Assets from Seller to Buyer;

          (g)  Casualty Loss.   No casualty loss of any material Asset which is
not fully insured shall have occurred prior to Completion. If a casualty loss does occur prior to Completion, Seller shall give Buyer prompt notice thereof and Buyer shall have the right, at its sole discretion, to do any of the following: (i) terminate this Agreement without further obligation or liability by giving written notice to Seller of its intention to do so, (ii) allow Seller to repair or remediate, or agree to repair or remediate such casualty loss to a degree which is mutually agreed upon by Seller and Buyer; or (iii) adjust the Purchase Price by an amount mutually agreed upon by the Parties. If there is a casualty loss of a material Asset which is fully insured, then Buyer may elect to accept payment from Seller of all the insurance proceeds paid to Seller as a result of such loss and proceed with Completion or require Seller to repair or remediate, or agree to repair to remediate such casualty loss to a degree which is mutually agreed upon by Seller and Buyer.

          (h)  Representations and Warranties True at Completion.   The
representations and warranties of Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby are true and complete when made, and shall be true and complete on and as of the Completion Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

          (i)  Compliance with Agreement.   On and as of the Completion Date,
Seller shall have performed and complied with all agreement and conditions required by this Agreement to be performed and complied with prior to or on the Completion Date.

          (j)  Conveyance.   Seller shall execute, acknowledge and deliver to
Buyer the Conveyance Documents as well as any other forms required by applicable Laws and such other documents as may be necessary to carry out the purpose of this Agreement.

          (k)  Injunction.   On the Completion Date, there shall be no
injunction, writ, or preliminary restraining order or any order any nature issued by a court or other Governmental Body directing that the transaction provided for herein not be consummated as herein provided or imposing any conditions on the consummation of the transaction contemplated hereby and no material proceeding or lawsuit shall have been commenced or threatened by any Governmental Body or other Person with respect to the transaction contemplated by this Agreement.

     4.2  Conditions for Benefit of Seller.   The obligations of Seller to
complete the transaction contemplated by this Agreement are subject to the complete satisfaction, prior to Completion of each of the following conditions precedent:

          (a)  Representations and Warranties True at Completion.   The
representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, were true and complete when made, and shall be true and complete on and as of the Completion Date as though such representations and warranties were made at and as of such date except as otherwise expressly provided herein.

          (b)  Compliance with Agreement.   On and as of the Completion Date,
Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with prior to or on the Completion Date.

          (c)  Conveyance.   Buyer shall execute, acknowledge and deliver to
Seller such documents as may be necessary to carry out the purposes of this Agreement.
          (d)  Injunction.   On the Completion Date, there shall be no
injunction, writ or preliminary restraining order or any order of any nature issued by a court or other Governmental Body directing that the transaction provided for herein not be consummated as herein provided and no proceeding or lawsuit shall have been commenced or threatened by any Governmental Body or other Person with respect to the transaction contemplated by this Agreement.

5.   ALLOCATIONS OF PURCHASE PRICE AND OBLIGATIONS

     5.1  Allocation of Purchase Price.   The Purchase Price shall be allocated
by the Parties' mutual agreement in the amounts set forth on Schedule 5, which allocation will represent a reasonable determination in good faith of the fair market value of the respective Assets. Buyer and Seller agree that they shall use these allocations to prepare, on a consistent basis, and file as required, any Tax returns.

     5.2  Allocation of Obligations.   Seller shall be responsible for all
rentals, contractual payments, operating costs, expenses, fees, vendor and contractor invoices, billing, taxes, charges, assessments and other indebtedness and obligations arising from or relating to: (a) the ownership, operation, use or maintenance of or otherwise relating to the Assets prior to or on the Effective Time; (b) the ownership, operation, use or maintenance of or otherwise relating to any property (whether real or movable) which is not specifically included in the Assets; and (c) the ownership, operation, use or maintenance of or otherwise relating to Concession 134/93 (collectively the "Retained Liabilities"). Buyer shall be responsible for all such payments and obligations arising from or relating to the ownership, operation, use or maintenance of or otherwise relating to the Assets after the Effective Time.

6.   REPRESENTATIONS AND WARRANTIES

     6.1  Representations and Warranties of Seller.   Seller represents and
warrants to Buyer that:

          (a)  Organisations and Standing of Seller.   Seller has been duly
organised and is validly existing in good standing under the laws of Poland.

          (b)  Authority.   Seller has the corporate power and authority to
enter into and perform this Agreement. The execution, delivery and performance of this Agreement, including the sale and delivery of the Assets, have been duly authorised by all requisite corporate and/or shareholder action and this Agreement has been duly executed and delivered by Seller.

          (c)  Validity of Agreement.   The Agreement is a legal, valid and
binding obligation of Seller and is enforceable against Seller in accordance with the terms of this Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of Seller's obligations under this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) No Violation. The execution and delivery of this Agreement, the performance by Seller of the terms of this Agreement and the sale of the Assets do not conflict with or result in a violation of the Company Documents of Seller or of any agreement, instrument, order writ, judgement or decree to which Seller is a party or is subject.

          (e)  No Consent Required.   Except as provided in Section 4, no
approval, authorisation, consent, permit or other action by, or filing with, any Governmental Body, is required in connection with the execution, delivery and performance by Seller of this Agreement and the sale of the Assets.

          (f)  Title to Assets.   That Seller has good and marketable title to
the Assets and that none of the Assets are subject to any mortgage, deed of trust, pledge, lien security interest, encumbrance, claim, charge or material adverse interest of any kind or character. That as of the Effective Time, none of the Assets will be subject to any mortgage, deed of trust, pledge, lien security interest, encumbrance, claim, charge or material adverse interest of any kind or character.

          (g)  Environmental Conditions or Claims.   All known material
Environmental Conditions affecting the Assets or Concession 134/93 have been disclosed to Buyer and, to the best of Seller's knowledge, there are no pending material Environmental Claims. Seller is not aware of any actual or potential environment liability relating to the Assets or Concession 134/93.

     6.2  Representations and  Warranties of GlobeGas.   GlobeGas represents and
warrants to Buyer that:

          (a)  Organisation and Standing of GlobeGas.   GlobeGas has been duly
organised and is validly existing in good standing under the laws of The Netherlands.

          (b)  Authority.   GlobeGas has the corporate power and authority to
enter into and perform this Agreement. The execution, delivery and performance of this Agreement, including the granting of the options pursuant to Section 11, have been duly authorised by all requisite corporate and/or shareholder action and this Agreement has been duly executed and delivered by GlobeGas.

          (c)  Validity of Agreement.   The Agreement is a legal, valid and
binding obligation of GlobeGas and is enforceable against GlobeGas in accordance with the terms of this Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of GlobeGas' obligations under this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d)  No Violation.   The execution and delivery of this Agreement, the
performance by GlobeGas of the terms of this Agreement and the granting of the options pursuant to Section 11 do not conflict with or result in a violation of the Company Documents of GlobeGas or of any agreement, instrument, order, writ, judgement or decree to which GlobeGas is a party or is subject.

          (e)  No Consent Required.   No approval, authorisation, consent,
permit or other action by, or filing with, any Governmental Body, is required in connection with the execution, delivery and performance by GlobeGas of this Agreement and the granting of the options pursuant to Section 11.

          (f)  Title to Assets.   That GlobeGas has good and marketable title to
the equity ownership interests in MMJ and MMR which are subject by the options granted pursuant to Section 11 and that none of such interests are subject to any mortgage, deed of trust, pledge, lien security interest, encumbrance, claim, charge or material adverse interest of any kind or character which would interfere with, impair or diminish the option rights of Buyer.

     6.3  Buyer.   Buyer represents and warrants to Seller that:

          (a)  Organisation and Standing of Buyer.   Buyer has been duly
organised and is validly existing in good standing under the laws of Poland.

          (b)  Authority.   Buyer has the corporate power and authority to enter
into and perform this Agreement and to purchase the Assets. The execution, delivery and performance of this Agreement, including the purchase of the Assets, have been duly authorised by all requisite corporate and/or shareholder action and this Agreement has been duly executed and delivered by Buyer.

          (c)  Validity of Agreement.   The Agreement is a valid and binding
obligation of Buyer and is enforceable against Buyer in accordance with the terms of this Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general. The enforceability of Buyer's obligations under this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) No Violation. The execution and delivery of this Agreement, the performance by Buyer of the terms of this Agreement and the purchase of the Assets do not conflict with or result in a violation of the Company Documents of Buyer or of any agreement, instrument, order, writ, judgement or decree to which Buyer is a party or is subject.

          (e)  No Consent Required.   Except as provided in Section 4, no
approval, authorisation or other action by, or filing with, any governmental authority, is required in connection with the execution, delivery and performance by Buyer of this Agreement and the purchase of the Assets.

     6.4  Representations and Warranties at Completion.   Seller (with respect
to the representations and warranties set forth in Section 6.1), GlobeGas (with respect to the representations and warranties set forth in Section 6.2) and Buyer (with respect to the representations and warranties set forth in Section 6.3), each respectively represents, warrants and undertakes that such representations and warranties shall be true and correct at the Completion Date as if they had been repeated at such date.

7.   COVENANTS

     7.1  Covenants of Seller.   Seller convenants with Buyer as follows:

          (a)  Withdrawal.   Seller shall take all steps necessary to withdraw
from Concession 134/93 and shall cooperate fully in assisting Buyer in the acquisition of the New Concession and Usufruct.

          (b)  Disclosures.   The representation and warranties by Seller in
this Agreement and the statements contained in the documents (including schedules), certificates and other writings furnished by Seller to Buyer pursuant to this Agreement, when considered as a whole, do not and will contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

          (c)  Further Disclosure.   The Seller shall forthwith disclose in
writing to the Buyer any matter or thing which may arise or become know to the Seller after the date hereof and before Completion which is inconsistent with any of the representations or warranties or which might make any of them inaccurate or misleading if they were given at any and all times from the date hereof down to Completion or which is material to be known to a purchase of the Assets of the holder of the New Concession.

          (d)  Conduct of Business.   From the date of this Agreement through
the Completion, Seller will not, without the prior written consent of Buyer, sell, transfer mortgage, pledge or subject to lien, charge or any other encumbrances, any of the Assets.

     7.2  Convenants of Buyer.   Buyer convenants with Seller that, except as
otherwise expressly provided for herein, during the period from Completion Date until the completion or termination of Phase 2:

          (a)  Operation of New Concession.   Buyer shall carry out operations
on the New Concession in accordance with the terms and conditions of the New Concession and all laws and regulations applicable thereto so as not to lose any rights or cause the imposition of any restrictions on the rights of Buyer under the New Concession.

          (b)  Filings.   Buyer shall make all necessary filings and take any
other action reasonably necessary to comply with and maintain the New
Concession.

          (c)  Payment of Royalties.   Buyer shall timely pay all Royalties due
under the terms of the New Concession and Buyer agrees not to create any Royalties in addition to those set out in the New Concession as originally granted to Buyer.

          (d)  Liens and Encumbrances.   Except for any contracts for the sale
and purchase of Methane Gas produced from the New Concession or agreements entered into between Buyer and any third parties for the provision of financing relating to the New Concession, Buyer shall not incur or create any debt or obligation that is a lien or encumbrance against the New Concession or the Assets or the production, revenue, income or profits from the new Concession.

          (e)  Environmental Conditions.   Buyer shall conduct its activities in
a reasonable and prudent manner so as not to create any Environmental Condition or Environmental Claim with relation to the New Concession or the Assets.

     7.3  Convenants of Seller and Buyer.   Seller and Buyer convenant to each
other as follows:

          (a)  Compliance with Conditions Precedent.   Each Party shall use its
best efforts to cause the conditions precedent set forth in Section 4, applicable to such Party, to be fulfilled and satisfied as soon as practicable.

          (b)  Grants, Consents, Approvals, Authorisations and Permits.   With
regard to grants, consents, approvals, authorisations and permits necessary to effect the transfer of the Assets from Seller to Buyer, Seller's withdrawal from Concession 134/93 and Buyer's receipt of the New Concession, the parties agree that:

               (i) Buyer and Seller shall co-operated with one another in determining what filings are required to be made or consents, approvals, permits or authorisations are required to be obtained under any Laws in order to effect the transfer of the Assets from Seller to Buyer, Sellers' withdrawal from Concession 134/93 and Buyer's receipt of the New Concession; and

               (ii) Buyer and Seller shall co-operate with one another in making any such filing, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorisations, approvals or waivers.

          (c)  Further Assistance.   Each Party shall, from time to time at the
request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification and termination and take such other action as the party making the request may require to effectuate the intentions of the Parties, including those required to sell, transfer, convey and assign to and vest in Buyer, and to place Buyer in possession of the Assets and to have the New Concession granted to Buyer.
Seller intends to convey the Assets at Completion; however, in the event it is determined after Completion that: (i) any part of the Assets was not in fact conveyed to Buyer, then Seller shall take all action necessary to correctly convey the Assets or any part of the Assets to Buyer.

          (d)  Files Transfer.   All files, records, books, contracts, returns
and documents (including originals and copies) relating to the Assets and Concession 134/93 which are in the possession of Seller shall be delivered, using reasonable efforts, to Buyer within thirty (30) Business Days after Completion.

8.   TAXES

     8.1  Payment of Taxes.   With regard to the payment of Taxes related to or
arising from the ownership, operation and sale of the Assets, Seller and Buyer agree that:

          (a)  Seller's Payment Obligations.   Seller shall bear and pay:  (i)
any Taxes arising from or relating to the ownership and operation of the Assets prior to and including the Completion Date; (ii) any Taxes arising from or relating to the ownership an operation of Concession 134/93; and (iii) any Taxes arising from or relating to the sale and transfer of the Assets and the payment of the Purchase Price.

          (b)  Seller's Indemnity Obligation.   Without in any way limiting the
rights of Buyer under Section 10.1, Seller shall indemnify Buyer against any Tax liability assumed by Seller pursuant to Section 8.1(a). At Buyer's option, Seller shall compensate Buyer for the amount of any such indemnity by:

               (i) a reduction in the Purchase Price by immediate payment to Buyer of the amount of any such indemnity;

               (ii) a reduction in the Purchase Price by deducting the amount of any such indemnity from any payments of the Purchase Price to be made by Buyer to Seller; or

               (iii) any other way which will put Buyer in the same financial position that it would have been in had such Tax not been imposed.

          (c)  Buyer's Obligations.   Buyer shall bear and pay:  (i) any Taxes
arising from or relating to the ownership and operation of the Assets after the Completion Date; and (ii) any Taxes arising from or relating to the ownership and operation of the New Concession.

     8.2  Assistance Regarding Taxes.   Seller shall provide Buyer with such
relevant Tax returns and supporting information regarding the Assets, including access to such employees, books and records as may be reasonably requested to the extent it is reasonably necessary for the preparation of any Tax returns, any audit, or any judicial or administrative proceeding or determination and shall provide Buyer with such assistance as they may reasonably request, at no cost to Buyer, in connection with such Tax matters. Buyer shall provide Seller with such relevant Tax returns and supporting information regarding the Assets to the extent it is reasonably necessary for the preparation of any Tax returns, any audit, or any judicial or administrative proceeding or determination for any periods beginning prior to the Completion Date, and shall provide Seller with such assistance, including access to employees, books and records, as Seller may reasonably request, at no cost to Seller, in connection with such Tax matters. All Parties agree to keep any such Tax returns and supporting information confidential.

9.   MATERIAL DEFECTS

     9.1  Access to Assets and Information.   Through the Completion Date,
Seller will afford or will cause to be afforded to the officers, employees, accountants, contractors, agents and other representatives of Buyer full and free access to the properties and records pertaining to the Assets and Concession 134/93, wherever situated, (including Tax records and Tax reports and Tax litigation files as they related directly thereto) during normal working hours in order that Buyer may have full opportunity to make such investigations as it shall desire of the affairs and financial status of the Assets.

     9.2  Notice of Material Defects.   On or before ten (10) Business Days
before the Completion Date, Buyer shall give Seller written notice of any Material Defects which must be remedied prior to Completion. If any such Material Defect cannot be remedied prior to Completion, then Buyer may, at its sole election: (a) terminate this Agreement without further obligation or liability to Seller; (b) offer to acquire the Assets, but at a reduced price, which offer Seller may accept or reject; or (c) acquire the Assets without an adjustment to the Purchase Price.

10.  INDEMNITY

     10.1 Seller's Indemnification.   On and after the Completion, Seller shall
fully and promptly defend, indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers and employees from all claims, demands, actions, suits or Losses made against or incurred by the Buyer or its Affiliates or their respective directors, officers and employees arising out of any breach of any representation, warranty or convenant of Seller herein, the non-fulfillment of any agreement, obligation or undertaking of Seller herein or any Retained Liabilities.

     10.2 Buyer's Indemnification.   On and after the Completion, Buyer shall,
subject to 2.4(j), fully and promptly defend, indemnify and hold harmless Seller and its Affiliates and their respective directors, officers and employees from all claims, demands actions, suits or Losses made against or incurred by the Seller or its Affiliates or their respective directors, officers and employees arising out of any breach of any representation, warranty or covenant of Buyer herein or the non-fulfillment of any agreement, obligation or undertaking of Buyer herein.

     10.3 Notice of Claims.   Promptly following receipt by Buyer or Seller of
any claim, determination, suit, action or proceeding (an "Action") or the sustaining of any Loss, which is subject to the provisions of Section 10.1 or 10.2, such Party shall give written notice of such Action or Loss to the other Parties hereto, accompanied by copies of any written documentation with respect thereto received by the notifying Party and stating the basis upon which indemnification is being sought pursuant to this Agreement. Such notice shall constitute a claim for indemnification hereunder (the "Claim").

     10.4 Defence of Action.   The Party required to provide indemnification
provided under Section 10.1 or 10.2 (the "Indemnifying Party") shall have the right at its option, to compromise or defend, at its own expense and with its own counsel, any such Action. The Party hereto (the "Indemnified Party") shall have the right, at its option, to participate in the settlement or defence of any such Action, with its own counsel and at its own expense, but the Indemnifying Party shall have the right to control such settlement or defence. The parties agree to co-operate in any such defence or settlement and to give each other reasonable access to all information relevant thereto. The Parties will similarly co-operate in the prosecution of any claim or lawsuit against any third Person. In the event that the Indemnifying Party fails to notify the Indemnified Party of its intent to take any action within fifteen (15) Business Days after receipt of a Claim, the Indemnified Party without waiving any rights to indemnification hereunder may defend such Action and shall have the right to enter into any good faith settlement thereof without the prior written consent from the Indemnifying Party.

     10.5 Damages for Breach of Representation or Warranties.   Without
restricting the rights of an Indemnified Party or the ability of an Indemnified Party to claim damages on any basis in the event that any of the warranties, representations or covenants of an Indemnifying Party set forth herein is broken or proves to be untrue or misleading, the Indemnifying Party shall, on demand, pay to the Indemnified Party:

          (a) the amount necessary to put the Indemnified Party into the position which would have existed if the warranty, representation or covenant had not been broken and had been true and not misleading; and

          (b) all costs and expenses incurred by the Indemnified Party directly or indirectly, as a result of such breach.

     10.6 Rights to Withhold.   In the event the Indemnifying party fails to
make any such payments, the Indemnified Party shall be entitled to withhold the amounts set forth in (a) and (b) above from any amounts becoming due and payable to the Indemnifying Party under the terms of this Agreement.

     10.7 Consequential Damages.   Notwithstanding the foregoing, no party shall
be entitled to recover any consequential damages from any other Party based upon the breach or non-performance of the terms of this Agreement.

11.  OPTIONS TO ACQUIRE INTERESTS IN MMJ AND MMR

     11.1 Grant of Options.   GlobeGas hereby grants to Buyer the options to
acquire to the extent and manner permitted by law, at the price determined in accordance with Section 11.2, the percentage interest of equity ownership in each of MMJ and MMR as necessary to vest Buyer with a Controlling Interest in each of MMJ and MMR. This grant consists of two (2) options, one with regard to each of MMJ and MMR and each of which can be exercised independently of the other and at Buyer's sole discretion. These options shall remain in effect for a period of three (3) Years from the date on which Buyer gives Seller notice that Buyer elects to proceed with further development of the New Concession in accordance with Section 2.4(g).

     11.2 Acquisition Price.   The price at which Buyer shall be entitled to
acquire the interests in MMJ and MMR as described in Section 11.1 shall be determined by an independent third party who has expertise in the valuation of oil and gas properties and who is acceptable to both Parties. If the Parties are unable to agree upon the selection of an independent third party expert, than one shall be appointed by the President of the Institutes of Petroleum in London, England.

     11.3 Sale of Interests in MMJ or MMR.   Notwithstanding Sections 11.1 and
11.2, GlobeGas shall, during the term of this Agreement, have the right to sell part of its ownership interest in MMJ and/or MMR or participate in joint ventures or similar arrangements, but only to the extent that GlobeGas retains a Controlling Interest, which Controlling Interests shall remain subject to the option rights of Buyer as set forth in Sections 11.1 and 11.2.

     11.4 Maintenance of MMJ and MMR.   Subject to Section 11.3, GlobeGas
convenants with Buyer that during the period from the date of this Agreement until the end of the three (3) year option period provided for in Section 11.1:

          (a)  Operation of MMJ and MMR.   Operations on the concessions owned
by MMJ and MMR shall be carried out in accordance with the terms and conditions of such concessions and all applicable laws and regulations so as not to lose any rights or cause the imposition of any restrictions on the rights of MMJ or MMR under those concessions.

          (b)  Transfer of Interest.   Neither GlobeGas, MMJ nor MMR shall,
without the consent of Buyer: (i) transfer any interest in the respective concessions or respective assets of MMJ or MMR; (ii) permit any lien, charge, claim or encumbrance to be imposed on the respective concessions and/or assets of MMJ or MMR, which would interfere with, impair or diminish the option rights of Buyer; or (iii) restrict the rights of GlobeGas to transfer the interests in MMJ or MMR in accordance with this Section 11.

          (c)  Filings.   GlobeGas shall cause MMJ and/or MMR to make all
necessary filings and take any other action reasonably necessary to comply with and maintain the concessions held by MMJ and MMR.

          (d)  Payment of Royalties.   GlobeGas shall cause MMJ and MMR to
timely pay all Royalties due under the terms of their respective concessions and not create any Royalties in addition to those set out in their respective concessions as originally granted to MMJ or MMR.

          (e)  Liens and Encumbrances.   GlobeGas, MMJ and MMR shall not incur
or create any debt or obligation that is a lien or encumbrance against the respective concessions or assets of MMJ or MMR or the production, revenue, income or profits from those Concessions.

          (f)  Environmental Conditions.   GlobeGas shall see that MMJ and MMR
shall conduct their activities in a reasonable and prudent manner so as not to create any Environments Condition or Environmental Claim with relation to their respective Concessions or assets.

          (g)  Cooperation.   In the event that Buyer elects to have GlobeGas
transfer the interests in MMJ and/or MMR to Buyer in accordance with this
Section 11, GlobeGas shall cooperate fully in obtaining any necessary consents of any Government Bodies with respect to such transfer and shall cooperate in preparing, signing, delivering and filing any and all conveyance documents reasonably requested by Buyer.

12.  ASSIGNMENT

     12.1 Assignment Prior to Completion.   Prior to Completion, no Party may
assign, directly or indirectly to any other Person, any of its rights and obligations created hereunder without the prior written consent of the other Parties; provided, however, that prior to Completion, Buyer may, without such consent, assign and delegate all of its rights and obligations hereunder to an Affiliate of Buyer in which instance Buyer shall be released and discharged from each of its liabilities, obligations and duties hereunder and such Affiliate shall become a party to this Agreement and be entitled to the benefits and rights and subject to the liabilities, obligations and duties hereunder in place of Buyer.

     12.2 Assignment by Seller After Completion.   If, after Completion, Seller
or any of its assigned or successors in interest receives a bona fide offer from any third Person other than an Affiliate of Seller, to acquire all or part of Seller's right, title and interest under this Agreement, Seller shall give written notice thereof to Buyer stating the price offered for such interest and
all other terms and conditions of such offer.   Within sixty (60) Business Days
following delivery of such notice, Buyer shall notify Seller of whether Buyer elects to purchase Seller's interest for the same price and on the same terms and conditions as set out in Seller's notice. Upon such election by Buyer, the Parties shall proceed to complete such sale and transfer in a timely manner. If Seller elects not to accept Buyer's offer then Seller may proceed to sell and transfer such interest to the third Person from whom such offer was received, but only for the price and on the terms and conditions set forth in Seller's notice.

     12.3 Assignment by Buyer After Completion.   Subject to the rights of
Seller under Sections 2.4(c), 2.4(f) and 2.4(i), Buyer may assign, directly or indirectly to any other Person, any of its rights and obligations created hereunder without the prior written consent of the other Parties in which instance Buyer shall be released and discharged from each of its liabilities obligations and duties hereunder and such assignee shall become a party to this Agreement and be entitled to the benefits and rights and subject to the liabilities, obligations and duties hereunder in place of Buyer.

13.  MISCELLANEOUS

     13.1 Notices.   All notices, consents, requests, demands, and other
communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (a) delivered by hand, (b) delivered by a recognised overnight commercial courier (receipt requested), or (c) sent by facsimile (with receipt confirmed), provided that a copy if promptly thereafter mailed by registered mail to the Party as follows (or to such other address as any Party shall have last designated by fifteen (15) Business Days' notice to the other Parties):

     If to Seller:            Pol-Tex Methane Sp. z.o.o.
                              ul. Lektykarska 15
                              01-687 Warsaw
                              Poland
                              Attention:     Andy K. Andraczke
                              Telephone:     22-330-468
                              Facsimile:     22-232-938

     If to GlobeGas:          GlobeGas B.V.
                              c/o First Alliance Trust
                              Herangracht 466
                              NL - 1017 CA Amsterdam
                              The Netherlands
                              Attention:     Wolfgang Rauball
                              Telephone:
                              Facsimile:

     With copy to:            Howard S. Landa
                              Eighth Floor, Bank One Tower
                              50 West Broadway (300 South)
                              Salt Lake City, Utah  84101-2034
                              U.S.A.
                              Telephone:     1-801-531-7090
                              Facsimile:     1-801-531-7091

     If to Buyer:             Texaco Slask Sp. z.o.o.
                              ul. L. Krzywickiego 34
                              02 - 078
                              Warsaw
                              Poland
                              Attention:     Michael De Felice
                              Telephone:     48-22-622-6888
                              Facsimile:     48-22-625-6864

     With copy to:            Texaco Britain Limited
                              1 Westferry Circus
                              Canary Wharf
                              London E14 4 HA
                              United Kingdom
                              Attention:     General Manager,
                                             Asset Development
                              Telephone:     44-171-719-3002
                              Facsimile:     44-171-713-5187

     13.2 Modification.   This Agreement and the Exhibits and Schedules, shall
not be modified except by an instrument in writing signed by or on behalf of all of the Parties.

     13.3 GlobeGas.   The parties acknowledge and agree that GlobeGas is party
to this Agreement for the sole purpose of conveying to Buyer the respective ownership interests in MMJ and/or MMR in accordance with the options rights granted to Seller in Section 11 and that GlobeGas shall have no other right, obligation or liability arising under the terms of this Agreement except as set forth in Sections 6.2 and 11.

     13.4 Counterparts.   This Agreement may be executed in any number of
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     13.5 Invalidity.   If any of the provisions of this Agreement including the
Schedules and Exhibits, are held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

     13.6 Entire Agreement and Construction.   This Agreement contains the
entire agreement between the Parties with respect to the transactions contemplated hereby and all prior understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Parties' understandings which have not been incorporated into this Agreement. The Parties agree that they have jointly participated in the drafting and preparation of this Agreement and that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the Parties hereto.

     13.7 Expenses.   Except as otherwise expressly provided herein, each Party
shall bear its fees, costs and expenses in connection with the transactions contemplated herein, including, without limitation, all legal and accounting fees and disbursements and fees and expenses of other advisors retained by such Party.

     13.8 Recording.   Seller shall be responsible for recording of the
Conveyance Documents and shall promptly furnish Buyer with either the recorded originals or with the recording information, dependent upon whether the applicable Governmental Body returns or retains the recorded originals. Seller shall also be solely responsible for all filings with Governmental Bodies, and shall promptly provide Buyer with the original approved copies of all such filings, or confirmation thereof. The Parties shall co-operate in preparing, executing and filing of record, as necessary, a suitable memorandum of notice concerning the existence of this Agreement.

     13.9 Waivers and Amendments.   All amendments and other modifications
hereof shall be in writing and signed by each of the Parties. Any Party may by written instrument (a) waive any inaccuracies in any of the representation or warranties made to it by any other Party contained in this Agreement or in any instruments and documents delivered to it pursuant to this Agreement, or (b) waive compliance or performance by any other Party with or of any the covenants or agreements made to it by any other Party contained in this Agreement. The delay or failure on the part of any Party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

     13.10     Announcements.   No announcement concerning this Agreement shall
be made by any Party without prior written approval of the other Parties unless such announcement is required by reason of any applicable law, regulation or requirement of any government, governmental authority or any stock exchange, in which case (save where the giving of such prior notice would contravene any such law, regulation or requirement) the relevant Party shall give reasonable prior notice to the other Parties of such announcement.

     13.11     Survival of Representations and Convenants.   The representations
and warranties contained in this Agreement shall, in so far as they have not been performed at Completion, remain in full force and effect notwithstanding the Completion and shall inure to the benefit of the Parties and their respective successors and assigns. Without in any limiting the foregoing, the provisions of Section 3 regarding the calculation and payment of the Net Profit Payments and the provisions of Section 11 regarding the options granted to Buyer shall survive Completion. The covenants, indemnities and agreements contained in this Agreement shall survive Completion and continue in accordance with their respective terms.

     13.12     Governing Law.   This Agreement shall be governed by and
construed in accordance with the laws of Poland. The Courts of Poland shall have exclusive jurisdiction over any dispute relating to or arising out of this Agreement and each of the Parties hereby submits to the jurisdiction of the Polish Courts.

     13.13     Arbitration.   Except with regard to issues valuation as provided
for in Section 2.4(f) and 11.2, all disputes or differences arising out of or relating to this Agreement or the breach thereof, including its interpretation, validity and enforceability shall be settled by arbitration in accordance with the "ad hoc" arbitration rules before the Arbitration Court of the Polish National Chamber of Commerce in Warsaw, Poland (or any court or Governmental Body succeeding such Court). The language to be used in the arbitral proceedings shall be English. The number of arbitrators shall be three, one to be chosen by Buyer and one to be chosen by Seller or GlobeGas, as the case may be, and a chairman to be appointed by the two arbitrators chosen by the Parties or, if the Parties cannot agree upon a chairman within fourteen (14) days from the date of filing an application for arbitration, then the chairman shall be appointed by the President of the Arbitration Court of the Polish National Chamber of Commerce Poland (or any court or Governmental Body succeeding such Court). The arbitration proceedings shall be in Warsaw, Poland.

     13.14     Section Headings.   The section headings in this Agreement are
for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision thereof.

     13.15     Text Language.   If required to do so by any Governmental Agency
or Law, the Parties shall co-operate in having this Agreement translated into the Polish language; provided, that in case of any discrepancy or conflict between the English language text of this Agreement and the Polish language text of this Agreement, the English language text of this Agreement shall prevail.


IN WITNESS WHEREOF, the parties by their duly authorised representatives have executed this Agreement as of the date first set forth above.



Signed by      /s/ Wolfgang Rauball
for and on behalf of
Pol-Tex Methane Sp. z.o.o.
as its duly authorised representative



Signed by      /s/ Andrzej K. Andraczke
for and on behalf of
Pol-Tex Methane Sp. z.o.o.
as its duly authorised representative



Signed by      /s/ Reinhard Rauball
for and on behalf of
GlobeGas B.V.
as its duly authorised representative



Signed by      /s/ Tony Preuss
for and on behalf of
GlobeGas B.V.
as its duly authorised representative



Signed by      /s/ Donald A. Bennett
for and on behalf of
Texaco Slask Sp. z.o.o.
as its duly authorised representative